         AGREEMENT by and between Frontline Communications corporation, formerly known as Easy Street OnLine, Inc. ("Frontline"), and Michael Char ("Char").

         WHEREAS Char was formerly an officer and director of Frontline and currently owns 320,000 fully paid and non-assignable shares of common stock of Frontline (the "Char Shares");

         WHEREAS several disputes arose as between Frontline and Char which Frontline and Char hereto wish to resolve;

         WHEREAS pursuant to this Agreement, the parties intend to resolve all controversies and claims as between them and to release each other as well as other persons affiliated with Frontline and Char with respect to all possible claims as between them and to terminate their relationships;

         WHEREAS, as part of such resolution Frontline and Char entered into an escrow agreement dated March 6, 1998 which is incorporated herein and Frontline has delivered $65,000 to the Escrow Agent in accordance with such Escrow Agreement;

         WHEREAS, the parties have agreed to effect and finalize such settlement upon the consummation of a proposed initial public offering of securities of Frontline (the "Closing").

         NOW, THEREFORE, in consideration of the acts, covenants and agreements hereinafter discussed, the parties hereto agree as follows:

         1. Upon execution of this Agreement, Frontline shall deliver to the Escrow Agent to hold in escrow for delivery to Char at the Closing the following

          a. a duplicate executed original of this Agreement obligating Frontline to pay to Char at the Closing the sum of $435,000 representing payment for the purchase and retirement by Frontline of all the Char Shares except for 24,480 Char Shares which Char shall retain; (the Char Shares to be sold to Frontline by Char pursuant to this Agreement shall hereinafter be referred to as the "Char Sold Shares");

          b. executed general releases running from Frontline, Nicko Feinberg, Stephen J. Cole-Hatchard, Michael Olbermann and Peter Morris in favor of Char;

         2. Char hereby represents with respect to the Char Sold Shares he is selling to Frontline that; (a) now and at the time of the Closing he is the sole owner of such Char Sold Shares and such Char Sold Shares are fully-paid and non-assessable shares of common stock, par value $.01 per share of Frontline and Char has full power and authority to dispose of such Shares; (b) he has not and at the time of the Closing has not sold, otherwise transferred, pledged or encumbered the Char Sold Shares by any means; and (c) no third party now or at the time of the Closing has any right, title or interest in the Char Sold Shares.

         3. Char agrees upon execution of this Agreement to waive all claims and rights to the Char Sold Shares, and deliver to the escrow agent an executed lock up agreement as relating to the unsold shares.

         4. By this agreement, Char ratifies and affirms that he has resigned from and is no longer an officer, director or employee of Frontline.

         5. Upon execution of this Agreement, Char shall deliver to the Escrow Agent for delivery to Frontline at the Closing;

          (a) executed general release running from Char, Wearableart, Bazookie & Company LLC and Bazookie & Company LLC, d/b/a Wearableart to Frontline Communications Corp., East Street Online, Inc., Hobbs & Co. LLC, Hobbs & Co. LLC d/b/a Inet Communication, Co., Inet Communications Co., LLC, Sara Girl & Co. LLC, Nicko Feinberg, Stephen
          J. Cole-Hatchard, Michael Olbermann, Peter Morris, Tanzer Greenblatt LLP, Kenneth Selterman and Lawrence M. Rosenstock.

          (b) Executed Stipulations of discontinuance, with prejudice, discontinuing certain actions initiated by Michael Char entitled "Michael Char V. Nicko Feinberg" in the Supreme Court, State of New York, Rockland County, Index. No. 6647/97, and "Michael Char V. Frontline Communications Company," in the Supreme Court, State of New York, Rockland County, Index No. 6646/97.

         6. Upon the delivery of a duplicate original of this executed Agreement, and the stipulations, and releases as set forth herein, and as listed in Schedule "A" attached hereto, to the Escrow Agent, the Escrow Agent shall deliver from the Escrow Fund a check payable to Char in the sum of $50,000 in satisfaction of all obligations of Frontline to Char for any credit card debts of Char and a check payable to Slavet & Lefkowitz LLP and Rosenblatt, Slavet & Radesky CPA (collectively the "Slavet Parties") in the sum of $15,000 for all monies due the Slavet parties by Frontline. Such checks shall be delivered by the Escrow Agent only on condition that simultaneously therewith there shall be delivered to Frontline (a) an executed stipulation of Discontinuance, discontinuing with prejudice, the action by the Slavet Parties against Frontline in the Civil Court of the City of New York, County of New York entitled "Slavet & Lefkowitz, RLLP and Rosenblatt. Slavet & Radezky, CPA, P.C. plaintiff against Frontline Communications Corp., defendant, Index No. 33977/97 (b) a release by Char releasing Frontline of all obligation to pay any credit card or other obligation of Char, and (c) general releases from the Slavet Parties to Frontline.

         7. Char agrees that with respect to the 24,480 Char Shares not sold to Frontline at the Closing ("Unsold Shares") that he will not sell or otherwise transfer the Unsold Shares until the longer of two years from the date of the Closing or Frontline reporting $1.9 million in pre-tax earnings in a calendar year, and such, restrictions shall be placed on such

Unsold Shares upon delivery of such shares by the transfer agent at the closing.

         8. Upon the Closing Frontline shall make the payments provided for in paragraph 1a and the documents in escrow shall be released and exchanged as provided for herein and each party shall take all steps and sign all other documents as required by this Agreement to carry out its terms.

         9. This Agreement will only become effective upon the delivery of all executed documents to the Escrow Agent required by this Agreement as specified in Schedule "A" attached hereto, until which time the escrow agreement previously executed by the parties remains in full force and affect.

         10. This agreement is binding upon the parties hereto, their successors, heirs and assigns and parties aligned in interest.

         11. Char agrees that he will not disparage or take any steps to interfere with or disrupt the business and/or financial affairs of Frontline Communication Corp., or its officers or directors.

         12. This agreement and the documents to be executed and delivered herewith constitute the entire agreement between the parties and there are no other representations or warranties, except as expressly set forth herein and in the documents and agreements being exchanged and executed herewith and expressly referred to in this agreement.

         13. This agreement is governed by the laws of the State of New York.


         MICHAEL CHAR                        FRONTLINE COMMUNICATIONS CORP.
-------------------------------------
         MICHAEL CHAR
                                             By: Stephen J. Cole-Hatchard
                                                 -------------------------------
                                                 President